TITAN INTERNATIONAL, INC.,

TITAN WHEEL CORPORATION OF ILLINOIS,

TITAN TIRE CORPORATION,

TITAN TIRE CORPORATION OF FREEPORT, and

TITAN TIRE CORPORATION OF BRYAN,

as Borrowers

______________________________________________________________________________

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated as of December 21, 2012

$150,000,000

______________________________________________________________________________

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Agent, Joint Lead Arranger and Joint Book Manager

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent, Joint Lead Arranger and Joint Book Manager

Section 7.	COLLATERAL	51
7.1.	Grant of Security Interest	51
7.2.	Lien on Deposit Accounts; Cash Collateral	52
7.3.	[Intentionally Omitted]	52
7.4.	Other Collateral	52
7.5.	No Assumption of Liability	53
7.6.	Further Assurances	53
Section 8.	COLLATERAL ADMINISTRATION	53
8.1.	Borrowing Base Certificates	53
8.2.	Administration of Accounts	54
8.3.	Administration of Inventory	55
8.4.	[Intentionally Omitted]	55
8.5.	Administration of Deposit Accounts	55
8.6.	General Provisions	56
8.7.	Power of Attorney	57
Section 9.	REPRESENTATIONS AND WARRANTIES	57
9.1.	General Representations and Warranties	57
9.2.	Complete Disclosure	62
Section 10. COVENANTS AND CONTINUING AGREEMENTS	COVENANTS AND CONTINUING AGREEMENTS	62
10.1.	Affirmative Covenants	62
10.2.	Negative Covenants	65
Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	72
11.1.	Events of Default	72
11.2.	Remedies upon Default	74
11.3.	License; Right to Use	75
11.4.	Setoff	75
11.5.	Remedies Cumulative; No Waiver	76
Section 12. AGENT	AGENT	76
12.1.	Appointment, Authority and Duties of Agent	76
12.2.	Agreements Regarding Collateral and Borrower Materials	77
12.3.	Reliance By Agent	78
12.4.	Action Upon Default	78
12.5.	Ratable Sharing	79
12.6.	Indemnification	79
12.7.	Limitation on Responsibilities of Agent	79
12.8.	Successor Agent and Co-Agents	80
12.9.	Due Diligence and Non-Reliance	80
12.10.	Remittance of Payments and Collections	81
12.11.	Individual Capacities	81
12.12.	Titles	82
12.13.	Bank Product Providers	82
12.14.	No Third Party Beneficiaries	82
Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS	BENEFIT OF AGREEMENT; ASSIGNMENTS	82
13.1.	Successors and Assigns	82
13.2.	Participations	82
13.3.	Assignments	83

13.4.	Replacement of Certain Lenders	84
Section 14. MISCELLANEOUS	MISCELLANEOUS	84
14.1.	Consents, Amendments and Waivers	85
14.2.	Indemnity	86
14.3.	Notices and Communications	86
14.4.	Performance of Borrowers' Obligations	87
14.5.	Credit Inquiries	87
14.6.	Severability	87
14.7.	Cumulative Effect; Conflict of Terms	88
14.8.	Counterparts	88
14.9.	Entire Agreement	88
14.10.	Relationship with Lenders	88
14.11.	No Advisory or Fiduciary Responsibility	88
14.12.	Confidentiality	89
14.13.	Certifications Regarding Indentures	89
14.14.	GOVERNING LAW	89
14.15.	Consent to Forum	90
14.16.	Waivers by Borrowers	90
14.17.	Patriot Act Notice	90
14.18.	Amendment and Restatement	90
14.19.	Consent and Affirmation	91

LIST OF EXHIBITS AND SCHEDULES
Exhibit A    Assignment and Acceptance
Exhibit B    Assignment Notice
Schedule 1.1             Commitments of Lenders
Schedule 8.5            Deposit Accounts
Schedule 8.6.1        Business Locations
Schedule 9.1.4(a)        Names and Capital Structure
Schedule 9.1.4(b)        Existing Stock Option Plans
Schedule 9.1.15        Restrictive Agreements
Schedule 9.1.16        Litigation
Schedule 9.1.18        Pension Plans
Schedule 9.1.20        Labor Contracts
Schedule 10.2.1        Existing Debt
Schedule 10.2.2        Existing Liens
Schedule 10.2.17        Existing Affiliate Transactions

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Agreement”) is dated as of December 21, 2012, among TITAN INTERNATIONAL, INC., an Illinois corporation (“Titan International”), TITAN WHEEL CORPORATION OF ILLINOIS, an Illinois corporation (“Titan Wheel”), TITAN TIRE CORPORATION, an Illinois corporation (“Titan Tire”), TITAN TIRE CORPORATION OF FREEPORT, an Illinois corporation (“Titan Freeport”), TITAN TIRE CORPORATION OF BRYAN, an Ohio corporation (“Titan Bryan”, and together with Titan International, Titan Wheel, Titan Tire and Titan Freeport, collectively, “Borrowers”), the financial institutions parties to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, both as agent for the Lenders (“Agent”) and individually as a Lender.

R E C I T A L S:

Titan International, Agent and certain financial institutions as lenders are party to that certain Amended and Restated Credit Agreement dated as of January 30, 2009 (as amended up to but not including the date hereof, the “Original Credit Agreement”).
Titan International, Agent and the Continuing Lenders wish to amend and restate the Original Credit Agreement on the terms and conditions set forth below to, among other things, extend the maturity date, reallocate the Commitments and make other changes to the Original Credit Agreement evidenced hereby.
Borrowers have requested that the Continuing Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:
Section 1.DEFINITIONS; RULES OF CONSTRUCTION
1.1.    Definitions. As used herein, the following terms have the meanings set forth below:
2009 Convertible Notes: the $172,500,000 Convertible Senior Subordinated Notes due January 15, 2017 (the “Convertible Notes Maturity Date”) issued by Titan International in 2009 pursuant to the 2009 Note Indenture of which $112,900,000 remain outstanding as of the Closing Date.
2009 Note Indenture: that certain Indenture dated as of December 21, 2009 by and among Titan International, each of the guarantors party thereto, and U.S. Bank National Association, as trustee.

2010 Note Indenture: that certain Indenture dated as of October 1, 2010 by and among Titan International, each of the guarantors party thereto, and U.S. Bank National Association, as trustee and collateral trustee.
2010 Notes: the $200,000,000 Senior Secured Notes due 2017 issued by Titan International in 2010 pursuant to the 2010 Note Indenture of which $200,000,000 remain outstanding as of the Closing Date.
Accordion: as defined in Section 2.1.7.
Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.
Accounts Formula Amount: 85% of the Value of Eligible Accounts.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.
Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Agent Fee Letter: that certain fee letter dated as of April 25, 2012, by and between Agent and Titan International.
Agent Indemnitees: Agent and its officers, directors, employees, agents (including attorneys) and, if utilized in connection with the transactions related to this Agreement, Affiliates.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Agreement: as defined in the preamble to this Agreement.
Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Availability for the prior Fiscal Quarter, subject to the below:

Level	Average Availability	Base Rate Revolver Loans	LIBOR Revolver Loans
I	> $60,000,000	0.50%	1.50%
II	< $60,000,000 >$30,000,000	0.75%	1.75%
III	< $30,000,000	1.00%	2.00%

Until March 31, 2013, margins shall be at Level I. Thereafter, the Applicable Margins shall be subject to change upon receipt by Agent pursuant to Section 8.1 of the Borrowing Base Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the Fiscal Quarter following such receipt. If, by the first day of a month any Borrowing Base Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Applicable Margins shall be determined as if Level III were applicable, from such day until the first day of the month following actual receipt, at which time the Applicable Margins shall be determined in accordance with the grid above based on such Borrowing Base Certificate received.
Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of a Borrower, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A.
Availability: the Borrowing Base minus the principal balance of all Revolver Loans.
Availability Block: an amount equal to 10% of the Revolver Commitments.
Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the Availability Block; and (e) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time (including, without limitation, with respect to obligations under the Titan Brazil Guaranty); provided, that, before instituting a reserve with respect to clause (e), Agent shall provide Borrower Agent with prior notice accompanied by a statement setting forth the basis for Agent’s good faith determination made with reasonable business judgment to impose such reserve.

Average Availability: as of any date of determination, an amount equal to the quotient of (a) the sum of the end of day Availability for each day of the applicable measurement period, divided by (b) the number of days in such measurement period, all as reasonably determined by Agent based on the Borrowing Base Certificate previously delivered by the Borrower Agent.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America Indemnitees: Bank of America and its officers, directors, employees, agents (including attorneys) and, if utilized in connection with the transactions related to this Agreement, Affiliates.
Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: for any day, a per annum interest rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) except during a LIBOR Unavailability Period, LIBOR for a one month Interest Period as determined on such day.
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Borrower, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Borrower, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
Borrower Agent: as defined in Section 4.4.
Borrower Materials: Borrowing Base information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowers: as defined in the preamble to this Agreement.
Borrowing: one or more Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve, minus the Availability Block; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.
Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base and Average Availability for, as the case may be, the prior Fiscal Quarter, the prior calendar month or such other time as required by Section 8.1, and calculate the applicable Level for the Applicable Margin.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Illinois, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.
Cash Collateralize: the delivery by a Borrower of Cash Collateral to Agent, in connection with this Agreement as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: any services provided from time to time by (i) Bank of America or any of its Affiliates or (ii) any other Lender or any of its Affiliates acceptable to Agent in its sole discretion to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, all requests, guidelines, requirements or directives enacted, adopted or issued hereafter or otherwise not yet implemented as of the date hereof (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of 50% or more of the issued and outstanding shares of Equity Interests of Titan International having the right to vote for the election of directors of Titan International under ordinary circumstances; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Titan International (together with any new directors whose election by the board of directors of Titan International or whose nomination for election by the stockholders of Titan International was approved by a vote of a least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than retirement, death or disability to constitute a majority of the directors then in office; (c) any “Change of Control” (as defined in the 2010 Indenture) or “Fundamental Change” (as defined in the 2009 Note Indenture) shall occur; or (d) Titan International shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Equity Interests of any other Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Borrower or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Borrower to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986, as amended.
Collateral: all Property described in Section 7.1 that now or hereafter secures (or is intended to secure) any Obligations.
Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments. The Commitments as of the Closing Date shall be $150,000,000.
Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.
Common Stock: existing class of common stock of Titan International.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Continuing Lenders: any Lender that is a “Lender” (as defined under the Original Credit Agreement) on the Closing Date prior to giving effect to this Agreement and has a Commitment under this Agreement.
Contractual Obligations: as to any Person, any provision of any security (whether in the nature of Equity Interests or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
Conversion Price: the “Conversion Price” as defined in the 2009 Indenture, as in effect on the date hereof (which shall be initially, approximately $10.75).
Convertible Notes Maturity Date: as defined in the definition of 2009 Convertible Notes.
Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
Default: an event or condition that, if it continues uncured, with the lapse of time or giving of notice, will constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that, as determined by Agent in its Permitted Discretion, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within one Business Day; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within one Business Day following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an Equity Interest in such Lender or parent company.
Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent, as security for the Obligations.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.
Domestic Subsidiary: any Subsidiary that is not a Foreign Subsidiary.
Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during a Dominion Trigger Period.
Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than 12.5% of the Commitments at any time; and (b) continuing until, during the preceding 45 consecutive days, no Event of Default has existed and Average Availability is greater than 12.5% of Commitments for such period; provided, that the Borrowers shall not be permitted to cure an event giving rise to a Dominion Trigger Period more than two times in any Fiscal Year.
Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services and is payable in Dollars; provided, that no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 25% or more of the Accounts owing by the Account Debtor are ineligible based on the foregoing clause; (c) it does not conform with a covenant or representation herein; (d) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit, allowance, debit memos or accrued volume rebate amounts (but ineligibility shall be limited to the amount thereof); (e) it is owed by an Account Debtor which has filed or has had filed against it an Insolvency Proceeding; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is subject to any country sanctions program or specially designated nationals list maintained by the Office of Foreign Assets Control of the U.S. Treasury Department; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (f) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent, other than Accounts in an aggregate amount outstanding not to exceed at any time $10,000,000 owing by such Account Debtors (it being understood that if and after the Accordion is exercised to provide certain Borrowers’ Foreign Subsidiaries access to Euro borrowings hereunder pursuant to Section 2.1.7, following the completion of any field exams and other diligence required by Agent in its Permitted Discretion, Account Debtors of such Foreign Subsidiaries shall not require such letter of credit or credit insurance, subject to the mutual agreement of Agent and Borrower Agent, and the borrowings provided to such Foreign Subsidiaries shall be subject to a separate borrowing base which shall include Eligible Accounts of such Foreign Subsidiaries; (g) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act, but which Assignment shall not be filed by the Agent except during a Dominion Period or upon the occurrence of a Default or Event of Default; (h) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (i) it arises from goods that have not been delivered to the Account Debtor or from services that have not been accepted by the Account Debtor, or it does not otherwise represent a final sale; (j) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment unless the originals of any such Instrument or tangible Chattel Paper have been endorsed and/or assigned and delivered to Agent subject to its sole control and possession; (k) its payment has been extended or the Account Debtor has made a partial payment, other than a partial payment relating to contractually agreed upon raw material commodity indexing; (l) it arises from a sale to an Affiliate of a Borrower, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (m) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (n) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (o) it is a contra account; or (p) it is otherwise deemed ineligible by Agent in its Permitted Discretion; provided, that, before determining an Account ineligible pursuant to clause (p), Agent shall provide Borrower Agent with prior notice accompanied by a statement setting forth the basis for Agent’s good faith determination made with reasonable business judgment of such ineligible. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 120 days old will be excluded.
Eligible Assignee: a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed) and Agent, which extends revolving credit facilities of this type in its ordinary course of business; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.
Eligible Inventory: Inventory owned by a Borrower that (a) is finished goods, raw materials or work-in-process, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment (but ineligibility shall be limited to the amount of such deposit or down payment); (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is located within the continental United States or Canada (it being understood that if and after the Accordion is exercised to provide certain Borrowers’ Foreign Subsidiaries access to Euro borrowings hereunder pursuant to Section 2.1.7, following the completion of any field exams and other diligence required by Agent in its Permitted Discretion, certain Inventory located within certain foreign jurisdictions shall not be excluded pursuant to this clause (h), subject to the mutual agreement of Agent and Borrower Agent (and the borrowings provided to such Foreign Subsidiaries shall be subject to a separate borrowing base which shall include Eligible Inventory of such Foreign Subsidiaries (subject to this clause (h)), pursuant to an amendment to this Agreement that is signed by Borrowers, Agent and the lenders participating in the Accordion), is not consigned to any Person and is not in transit, other than Inventory in transit between domestic locations of any Borrower as to which Agent’s Liens have been perfected at origin and destination; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; (l) is not subject to a third party’s trademark or other proprietary right, unless Agent is satisfied that it could sell such Inventory during a Default on terms satisfactory to Agent; (m) is reflected in the details of a current perpetual inventory report; (n) is not subject to any unfavorable capitalized variances; (o) is not identified within the “physical inventory reserve” in the Borrowers’ financial statements; (p) is not subject to intercompany profits from intercompany sales; (q) is not subject to vendor rebate accruals but, if so, such Inventory, if otherwise

Eligible Inventory, shall only be excluded to the extent of such rebate accruals; and (r) is not otherwise deemed ineligible by Agent in its Permitted Discretion; provided, that, before determining any Inventory ineligible pursuant to clause (r), Agent shall provide Borrower Agent with prior notice accompanied by a statement setting forth the basis for Agent’s good faith determination made with reasonable business judgment of such ineligible.
EMU Legislation: the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in a Borrower’s Insolvency Proceeding or to credit bid Obligations, or otherwise).
Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment.
Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in any Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest in any Person (other than a natural Person).

ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or ERISA Affiliate.
Euro or €: the single lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.
Event of Default: as defined in Section 11.
Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) taxes imposed on it by reason of Section 1471 or 1472 of the Code.

Existing Revolving Commitments: as defined in Section 2.1.1(a).
Existing Revolving Loans: as defined in Section 2.1.1(a).
Exiting Lenders: any Person that is a “Lender” (as defined under the Original Credit Agreement) on the Closing Date prior to giving effect to this Agreement, but is not a Lender hereunder.
Extraordinary Expenses: all costs, expenses or advances that Agent and, solely with respect to clauses (c) and (e) below, Lenders may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Borrower, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Borrower, any representative of creditors of a Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, and reasonable travel expenses.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.
FLSA: the Fair Labor Standards Act of 1938.

Foreign Affiliate Loans: the loans made by Titan Luxembourg S.A.R.L. and Titan International Luxembourg S.A.R.L. to Titan International in an aggregate principal amount not to exceed $50,000,000.
Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Borrower or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Borrower or Subsidiary.
Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.
Fronting Exposure: a Defaulting Lender’s Pro Rata share of LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.
Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time; provided, that Borrower Agent may, upon not less than sixty (60) days prior written notice to Agent, make a one-time election to switch to IFRS, if permitted to do so by the SEC in its filings with the SEC; and following such election, “GAAP” shall mean IFRS. After such election, the Borrowers cannot subsequently elect to report under U.S. generally accepted accounting principles.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any public corporation established by law or any governmental, judicial, investigative, regulatory or self-regulatory authority or entity.
Hedging Agreement: any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.
IFRS: the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

Indemnified Taxes: Taxes other than Excluded Taxes.
Indemnitees: collectively, Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Indentures: collectively, the 2009 Note Indenture and the 2010 Note Indenture.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intercreditor Agreement: that certain Intercreditor and Collateral Access Agreement dated as of October 1, 2010 by and among Agent, U.S. Bank National Association, as trustee and collateral trustee under the 2010 Note Indenture, Titan International and certain of its Subsidiaries.
Interest Period: as defined in Section 3.1.3.
Inventory Formula Amount: the lesser of (i) 65% of the Value of Eligible Inventory; or (iii) 85% of the NOLV Percentage of the Value of Eligible Inventory.
Investment: an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or an advance or capital contribution to or other investment in a Person.
IRS: the United States Internal Revenue Service.
Issuing Bank: Bank of America or any Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.4.
Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, agents (including attorneys) and, if utilized in connection with the transactions related to this Agreement, Affiliates.
LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; and (d) the Letter of Credit and payments thereunder are denominated in Dollars.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.
LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the stated amount of all outstanding Letters of Credit.
LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Issuing Bank and, if the Issuing Bank is not Bank of America or an Affiliate thereof, Agent.
LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.
Lender Indemnitees: Lenders and their officers, directors, employees, agents (including attorneys) and, if utilized in connection with the transactions related to this Agreement, Affiliates.
Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.
Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.
Letter of Credit Subline: $50,000,000.
LIBOR: for any Interest Period for a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/100th of 1%) determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term equivalent to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is unavailable for any reason, the interest rate per annum at which Dollar deposits in the approximate amount of the LIBOR Loan being made or converted, with a term equivalent to such Interest Period would be offered for delivery on the first day of such Interest Period by Agent’s London branch to major banks in the London interbank Eurodollar market at that same time. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
LIBOR Loan: each set of LIBOR Revolver Loans having a common length and the same Interest Period commencement date.
LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.
LIBOR Unavailability Period: collectively, any such period as defined in Section 3.5 or Section 3.6.
License: any license or agreement under which a Borrower is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom a Borrower obtains the right to use any Intellectual Property.
Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, mortgage, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral to the Lien of Agent, and agrees to permit Agent, after a Borrower’s Default or Event of Default, to enter upon the leased premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral to the Lien of Agent, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request following an Event of Default; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral to the Lien of Agent, and agrees to deliver the Collateral to Agent upon request following an Event of Default; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan: a Revolver Loan.
Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of any Borrower, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of a Borrower to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $50,000,000 or more.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) Excluded Taxes, transfer taxes or other similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
No Draw Period: any period of time after September 15, 2016 during which Titan International’s Common Stock is trading below the Conversion Price based on a ten (10) Business Day rolling average and until the date on which either (i) Titan International’s Common Stock is trading at or above one hundred five percent (105%) of the Conversion Price based on a fifteen (15) Business Day rolling average or (ii) the 2009 Convertible Notes have either been fully redeemed by Titan International or refinanced on or prior to the Convertible Note’s Maturity Date with Refinancing Debt having a maturity date after the Revolver Termination Date.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated, sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Non-Restriction Period Permitted Acquisition: any Acquisition as long as no Restriction Trigger Period exists or would result therefrom.
Notice of Borrowing: a form satisfactory to Agent to be provided by Borrower Agent to Agent to request a Borrowing of Revolver Loans.
Notice of Conversion/Continuation: a form satisfactory to Agent to be provided by Borrower Agent to Agent to request a conversion or continuation of any Loans as LIBOR Loans.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Borrowers with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Borrowers under Loan Documents, (d) Secured Bank Product Obligations, (e) all obligations in respect of the Titan Brazil Guaranty, and (f) other Debts, obligations and liabilities of any kind owing by Borrowers pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
Original Credit Agreement: as defined in the recitals to this Agreement.
Original Guaranty and Collateral Agreement: that certain Guaranty and Collateral Agreement dated as of July 23, 2004, by and among the Borrowers and certain of their Subsidiaries in favor of Agent, as the same has been amended, supplemented, modified and reaffirmed up to but not including the date hereof.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each LC Document, fee letter (including without limitation the Agent Fee Letter), Lien Waiver, Subordination Agreement, the Intercreditor Agreement, Borrowing Base Certificate, Borrower Materials, Hedging Agreement or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by a Borrower or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
Overadvance: as defined in Section 2.1.5.
Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.
Participant: as defined in Section 13.2.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or ERISA Affiliate or to which the Borrower or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition: any Non-Restriction Period Permitted Acquisition or Restriction Period Permitted Acquisition.
Permitted Asset Disposition: as long as no Default or Event of Default exists or is caused thereby, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment or Real Estate; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; or (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from a Borrower’s default.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $50,000,000 or less at any time.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $50,000,000 at any time.
Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
Platform: as defined in Section 14.3.3.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations outstanding by the aggregate amount of all outstanding Loans and LC Obligations.
Properly Contested: with respect to any obligation of a Borrower, (a) the obligation is subject to a bona fide dispute regarding amount or the Borrower’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings instituted within the time allowed by law and diligently pursued thereafter; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Borrower; (e) no Lien is imposed on assets of the Borrower, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) incurred for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions, modifications or refinancings (but not increases) thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired in whole or in part by such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than the Debt being extended, renewed or refinanced; (c) it has a market rate of interest based on Borrower's credit rating at such time; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) the representations, covenants and defaults applicable to it are no less favorable (when taken as a whole) to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (f) no additional Liens or collateral is granted to secure it; (g) no additional Person is obligated on such Debt unless such Person is or has been added as a Borrower hereto; and (h) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d), (f), (h), (i), (j) or (o).
Reimbursement Date: as defined in Section 2.3.2.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months rent and other charges that could be payable to any such Person, unless such Person has executed a Lien Waiver.
Report: as defined in Section 12.2.3.
Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Reporting Trigger Period: the period (a) commencing on the day that (i) an Event of Default has existed or Availability has been less than 15% of the Commitments, in either case, for two consecutive Business Days or (ii) Availability is less than 12.5% of the Commitments at any time; and (b) continuing until, during the preceding 45 consecutive days, no Event of Default has existed and Average Availability is greater than 15% of Commitments for such period.

Required Lenders: two or more Lenders which are not Affiliates (subject to Section 4.2) having together (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, outstanding Loans in excess of 50% of all outstanding Loans; provided, however, that the Commitments and outstanding Loans of any Defaulting Lender shall be excluded from such calculation.
Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/100th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.
Restricted Investment: any Investment by a Borrower, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; and (d) Restriction Period Permitted Acquisitions.
Restriction Period Permitted Acquisition: any Acquisition during a Restriction Trigger Period as long as (a) no Default or Event of Default exists or is caused thereby and (b) either (X) (i) the consideration paid for the assets, business or Person being acquired (the “Target”) consists solely of Equity Interests in one or more of the Borrowers, (ii) the Target had positive cash flow for the 12 month period most recently ended, (iii) no Debt or Liens are incurred, assumed or result from the Acquisition and (iv) Borrower Agent delivers to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto or (Y) such Acquisition is approved in writing by Agent and Required Lenders in their sole discretion.
Restriction Trigger Period: the period (a) commencing on the day that an Event of Default occurs or Availability is less than 25% of the Commitments at any time; and (b) continuing until, during the preceding 45 consecutive days, no Event of Default has existed and Average Availability is greater than 25% of Commitments for such period; provided, that the Borrowers shall not be permitted to cure an event giving rise to a Restriction Trigger Period more than 3 times in any Fiscal Year.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower or Subsidiary to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.
Revolver Loan: an advance made to a Borrower pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: December 21, 2017; provided, that if on or prior to July 1, 2017, (i) the 2010 Notes and the “Obligations” under and as defined in the 2010 Note Indenture shall not have been repaid in full or refinanced with Refinancing Debt having a maturity date at least three months after the Revolver Termination Date or (ii) the maturity date of the 2010 Notes shall not have been extended to a date later than December 31, 2017, then the term “Revolver Termination Date” shall mean July 1, 2017.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.
SEC: the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Subsidiary to a Secured Bank Product Provider.
Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.
Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.
Security Documents: the Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: each of the chairman of the board, president, chief executive officer, chief operating officer, chief financial officer, secretary or treasurer of a Borrower.
Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
Subordinated Debt: the Foreign Affiliate Loans and any other Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
Subordinated Debt Documents: all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof.
Subordination Agreements: all subordination agreements executed by a holder of Subordinated Debt in favor of Agent and the other Secured Parties from time to time on or after the Closing Date.

Subsidiary: any Person (other than a natural person) at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other Persons in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).
Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Titan Brazil Guaranty: that certain guaranty in favor of Bank of America given by Titan International dated as of May 6, 2011 of the indebtedness or any other obligations incurred by Titan Pneus do Brasil Ltda., a company organized under the laws of Brazil, and relating to indebtedness owing to Bank of America or any Affiliate thereof, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
Titan Europe: Titan Europe Plc, a United Kingdom company, whose principal activity is manufacturing and selling steel wheels, undercarriage components and assemblies for tracked and wheeled “off road” vehicles in the agricultural, construction, and mining industries.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
UCC: the Uniform Commercial Code as in effect in the State of Illinois or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unused Line Fee Rate: a per annum rate equal to (a) 0.375%, if the average daily balance of Revolver Loans and stated amount of Letters of Credit was 50% or less of the Revolver Commitments during the preceding Fiscal Quarter, or (b) 0.25%, if such average daily balance was more than 50% of the Revolver Commitments during the preceding Fiscal Quarter.
Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis (it being understood that Borrowers’ financial statements may be prepared on a last-in, first-out basis with respect to raw materials, with applicable reserves related thereto), and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2.    Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change and the change is disclosed to Agent.
1.3.    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Letter-of-Credit Right” and “Supporting Obligation.”
1.4.    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the sole and absolute discretion of such Person (unless the word discretion is otherwise expressly qualified herein). All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation used by Borrowers in the Ordinary Course of Business, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. A reference to Borrowers’ “knowledge” or similar concept means actual knowledge of a Senior Officer of any Borrower.

SECTION 2.    CREDIT FACILITIES
2.1.    Revolver Commitment.
2.1.1.    Revolver Loans.(a)    On the “Restatement Date”, the “Lenders” issued “Revolving Commitments” (as each such term is defined in the Original Credit Agreement) to Titan International (“Existing Revolving Commitments”). On the Closing Date, the aggregate outstanding principal balance of the “Revolving Loans” (as such term is defined in the Original Credit Agreement) under the Existing Revolving Commitments was $0 (“Existing Revolving Loans”). On the Closing Date, certain of the Lenders shall purchase from certain of the Continuing Lenders and the Exiting Lenders, Existing Revolving Commitments and the related Existing Revolving Loans, if any, in amounts such that after giving effect to all such purchases, the Revolving Commitments of the Lenders shall be as indicated on Schedule 1.1(a). Such purchases shall be at par and shall be payable by such purchasing Lenders to Agent, for the respective accounts of the applicable Continuing Lenders and/or Exiting Lenders, by 12:00 noon on the Closing Date. Upon the terms and subject to the conditions hereof, such outstanding Existing Revolving Commitments and Existing Revolving Loans shall constitute Revolving Commitments and Revolving Loans, respectively, under this Agreement from and after the Closing Date, and shall henceforth be governed by the terms and conditions of this Agreement in all respects.
(b)    Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, except for during a No Draw Period, to make Revolver Loans (including to the extent applicable, such Lender’s Existing Revolving Loans) to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.
2.1.2.    Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver to such Lender a promissory note evidencing its Revolver Loans.
2.1.3.    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital.
2.1.4.    Voluntary Reduction or Termination of Revolver Commitments.

(a)    The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility without premium or penalty (except for LIBOR breakage costs pursuant to Section 3.9, if any). Any notice of termination given by Borrowers shall specify the termination date and shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.
(b)    Borrowers may permanently reduce the Revolver Commitments, without premium or penalty (except for LIBOR breakage costs pursuant to Section 3.9, if any), on a Pro Rata basis for each Lender, upon at least 90 days prior written notice to Agent delivered at any time after the First Loan Year, which notice shall specify (i) the amount of the reduction and (ii) the effective date of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.
2.1.5.    Overadvances. If the outstanding aggregate Revolver Loans and L/C Obligations exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand, in writing, by Agent, but all such Revolver Loans and L/C Obligations shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $15,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $15,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.6.    Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $15,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations, as long as such Loans do not cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Borrowers under any Loan Documents, including interest, costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that the funding of a Protective Advance is appropriate shall be conclusive.

2.1.7.    Increase in Revolver Commitments. Borrowers, through Borrower Agent, may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) such increase is approved by Agent in its sole discretion and is subject to terms and conditions mutually agreed upon by Agent and Borrower Agent, (b) the requested increase is in a minimum amount of $10,000,000 or the Euro equivalent thereof (as determined by Agent) (or such lesser amount which would, when added to all previously authorized increases pursuant hereto, cause such increase to reach the maximum amount set forth below) and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (c) increases under this Section do not collectively exceed $50,000,000 or the Euro equivalent thereof (as determined by Agent) in the aggregate and no more than 4 increases are made, (d) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, (e) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under any Subordinated Debt agreement and (f) if such increase provides the Borrowers’ Foreign Subsidiaries access to Euro borrowings hereunder, cause such Foreign Subsidiaries to guaranty the Obligations to the extent of their access to such Euro borrowings in a manner satisfactory to Agent and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all Collateral of such Foreign Subsidiaries, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate (the “Accordion”). Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Agent shall promptly notify Borrower Agent of the Lender’s response. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder so as to bring the Revolver Commitment up to the amount requested by Borrower Agent. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. If the full increase requested by Borrower's Agent is not committed to by the Lenders after taking into account the participation of Eligible Assignees, then the Revolving Commitment nonetheless shall be increased to the extent the Lenders and/or Eligible Assignees expressly commit thereto pursuant to this Section 2.1.7. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.
2.2.    [Intentionally Omitted].

2.3.    Letter of Credit Facility.
2.3.1.    Issuance of Letters of Credit . Except for during a No Draw Period, Issuing Bank shall issue Letters of Credit from time to time until 10 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each of the LC Conditions is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that one or more of the LC Conditions has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)    Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application may be required at the discretion of Issuing Bank.
(c)    Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary except for errors by the Issuing Bank in payment or honoring of any draws thereupon due to its gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.3.2.    Reimbursement; Participations.
(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the day after the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)    Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Borrower may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Borrower.

Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Borrower.
(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions from Required Lenders.
2.3.3.    Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 10 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrowers shall, on demand, in writing, by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).
2.3.4.    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. On and after the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.
SECTION 3.    INTEREST, FEES AND CHARGES
3.1.    Interest.
3.1.1.    Rates and Payment of Interest.

(a)    The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.
(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default, but only for as long as it continues, if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).
(c)    Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Loans shall be due and payable in arrears, (i) for each Base Rate Loan, on the first day of each month; (ii) for each LIBOR Loan, on the last day of each Interest Period relating to such LIBOR Loan; (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iv) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand, in writing. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand, in writing.
3.1.2.    Application of LIBOR to Outstanding Loans.
(a)    Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
(b)    Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans effective on the last day such Interest Period.
3.1.3.    Interest Periods. In connection with making, converting or continuing any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply to such Loans, which Interest Period shall be one month, two months or three months; provided, however, that:

(a)    the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(c)    no Interest Period shall extend beyond the Revolver Termination Date.
3.1.4.    Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
3.2.    Fees.
3.2.5.    Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily outstanding balance of Revolver Loans and stated amount of Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each Fiscal Quarter and on the Commitment Termination Date.
3.2.6.    LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be calculated and payable quarterly in arrears, on the first day of each Fiscal Quarter; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum computed on the stated amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
3.2.7.    [Intentionally Omitted].
3.2.8.    Fee Letters. Borrowers shall pay all fees set forth in the Agent Fee Letter and any other fee letter executed in connection with this Agreement.
3.3.    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, except that for purposes of any Base Rate Loan (as to which the interest is not determined with reference to LIBOR) interest shall be calculated on the basis of a year of 365/366 days.

Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error; provided that Agent shall, upon a written request of Borrower Agent, deliver to Borrower Agent a statement showing the computations or calculations used by Agent in determining any such fee, interest amount, or interest rate. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. Notwithstanding anything set forth in this Section 3.3 to the contrary, any Lender that shall have a Change of Law (solely for purposes hereof, “Change of Law” shall be a Change of Law as defined in clause (c) of the definition thereof, without having the force of law) imposed upon it that shall, in the reasonable determination of such Lender, result in any payment amounts owing by Borrowers to such Lender pursuant to Sections 3.7 or 3.9, such Lender shall give Borrower Agent prior written notice of the implementation of such Change in Law. Borrower shall then have the right to remove such Lender, as permitted pursuant to Section 13.4, prior to the implementation of such Change in Law. Otherwise, Borrower shall make any amounts payable therefrom as set forth in this Section 3.3 and either Section 3.7 or 3.9, as applicable.
3.4.    Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Borrower or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals based on actual time expended and charged-out at their then applicable hourly rates for like matters, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit, such as a discount, credit or other accommodation, based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting on financial statements or a Borrowing Base Certificate), it is determined that a higher or lower Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and (i) if a higher Applicable Margin should have applied, then Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid or (ii) if a lower Applicable Margin should have applied, Agent shall establish a credit for Borrowers in an amount equal to the difference between the amount of interest and fees that would have accrued using the proper Applicable Margin and the amount actually paid to Lenders (but only so long as each such Lender’s Revolver Commitment has not changed during such applicable period). All amounts payable by Borrowers under this Section shall be due on demand, in writing, from Agent.

3.5.    Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent and so long as such circumstance shall continue, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist (such period, a “LIBOR Unavailability Period”). Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (other than a Base Rate Loan based on LIBOR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted. The foregoing shall not affect any Lenders ability to make Base Rate Loans as to which the interest rate is not determined with reference to LIBOR.
3.6.    Inability to Determine Rates. If Required Lenders notify Agent in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan, that they have reasonably determined that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, the obligation of Lenders to make or continue LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice (such period, a “LIBOR Unavailability Period”). Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan (as to which the interest rate is not determined with reference to LIBOR).
3.7.    Increased Costs; Capital Adequacy.
3.7.1.    Change in Law. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b)    subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or
(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank (which, subject to Section 3.3, such request shall be accompanied by, if requested in writing by the Borrower Agent, a statement setting forth the basis for such request), Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
3.7.2.    Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank upon such Lender’s or Issuing Bank’s request which request, subject to Section 3.3, shall be accompanied by, if requested in writing by the Borrower Agent, a calculation of the amount thereof in reasonable detail, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
3.7.3.    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. In addition, each Lender agrees as soon as practicable after it becomes aware of any circumstances prompting the giving of notice under Section 3.5 or a request for payment from Borrowers under Section 3.7 or 3.9, that such Lender shall use reasonable commercial efforts to minimize costs and expenses incurred by it and payable by Borrowers pursuant thereto and shall instruct Agent to revoke the notice or suspend Borrowers’ payment/compensation as soon as possible after the circumstance giving rise thereto shall cease or pass with respect to such Lender.
3.9.    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent, upon notice to Borrower Agent from Agent and subject to Section 3.3, if requested in writing by the Borrower Agent, accompanied by a statement setting forth the basis for the amount being claimed, its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall apply as if each Lender had purchased such deposits.
3.10.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4.    LOAN ADMINISTRATION

4.1.    Manner of Borrowing and Funding Revolver Loans.
4.1.1.    Notice of Borrowing.
(a)    Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing (it being understood and agreed that no Revolver Loans may be requested during a No Draw Period). Such notice must be received by Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 12:00 noon shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(b)    Unless payment is otherwise timely made by Borrowers (when due) any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.
(c)    If Borrowers maintain any disbursement account with Agent or any Affiliate of Agent, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the date of such presentation, in the amount of the Payment Item. The proceeds of such Revolver Loan may be disbursed directly to the disbursement account.
4.1.2.    Fundings by Lenders. Each Lender shall (by making its funds available in accordance with the Notice of Borrowing) timely honor its Revolver Commitment by advancing its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:30 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand, in writing, the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. If the timing of the wire transfers from Lenders leads to a situation where although the Lenders wire the funds at 2:30 p.m. on any given Business Day, those funds are not available to Borrower until the following Business Day, then Borrower Agent may consider using a 1:00 p.m. time cut off for the wire transfer; provided that, the Borrower Agent provides its Notice of Borrowing at least one hour prior to the required time of notice normally required hereunder.
4.1.3.    Swingline Loans; Settlement.
(a)    Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $20,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
(b)    Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.
4.1.4.    Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent; provided, however, that Borrowers may not request or continue Loans during a No Draw Period. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
4.2.    Defaulting Lender.
4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3.    Cure. Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed to by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
4.3.    Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $100,000 in excess thereof.
4.4.    Borrower Agent. Each Borrower hereby designates Titan International (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.    One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.6.    Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from the dishonor or return of any Payment Items previously applied to the Obligations. Section 5.5, this Section, and each indemnity or waiver given by a Borrower or Lender in any Loan Document (including those set forth in Sections 5.9.2, 5.10.3, 12.6 and 14.2), shall survive Full Payment of the Obligations for the applicable statutes of limitation periods with respect thereto.
SECTION 5.    PAYMENTS
5.1.    General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans. All payments by a Borrower shall be made to Agent except for payments in discharge of amounts due a specific Lender to the extent expressly set forth and permitted herein, in which instance payment shall be made by such Borrower directly to the Lender to which such payment is due or owed.
5.2.    Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3.    Mandatory Prepayments.
(a)    During any Dominion Trigger Period, all funds deposited into any Dominion Account shall automatically be dispersed to repay the outstanding Revolving Loans (for the avoidance of doubt, it being understood and agreed that, after such repayment and subject to the Availability Block and the other terms herein, Borrowers may reborrow hereunder in accordance with the terms herein);
(b)    Concurrently with the receipt by any Borrower of any net cash proceeds from any Asset Disposition of any Collateral (other than with respect to a Permitted Asset Disposition), in an amount equal to 100% of such Asset Disposition;
(c)     Concurrently with the receipt of any proceeds of insurance paid in respect of any Collateral, Borrowers shall prepay Revolver Loans in an amount equal to such proceeds, subject to Section 8.6.2;
(d)    Concurrently with the receipt of any net cash proceeds from the issuance of any Debt of any Borrower (excluding Debt permitted by Section 10.2.1) in an amount equal to 100% of such net cash proceeds to the extent not used for Acquisitions by a Borrower within one hundred eighty (180) days thereafter.
(e)    Concurrently with any issuance of Equity Interests by a Borrower (excluding any issuance of Equity Interests (v) in defeasance and satisfaction of the 2009 Convertible Notes; (w) in connection with a Permitted Acquisition; (x) pursuant to any employee or director option program, benefit plan or compensation program; (y) by a Subsidiary to Titan International or another Subsidiary to Titan International or another Subsidiary or (z) if waived by the Required Lenders, in connection with a Change of Control of any Borrower), Borrowers shall prepay Revolver Loans in an amount equal to the net proceeds of such issuance (except to the extent that such proceeds are intended to be, and in fact are, reinvested within 180 days from such date of issuance).
(f)    Immediately upon the occurrence of a No Draw Period, Borrowers shall prepay in full the Revolver Loans (not including any outstanding Letters of Credit so long as Borrowers are in compliance with the LC Conditions at such time (other than with respect to compliance with Section 6.2(a))).
5.4.    Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand, in writing, by Agent.

5.5.    Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Borrower or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.6.    Application and Allocation of Payments.
5.6.1.    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.
5.6.2.    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Borrowers, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)    first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
(b)    second, to all amounts owing to Agent on Swingline Loans;
(c)    third, (i) to all amounts owing to Issuing Bank and (ii) to all Obligations constituting fees (other than Secured Bank Product Obligations and Obligations in respect of the Titan Brazil Guaranty);
(e)    fourth, to all Obligations constituting interest (other than Secured Bank Product Obligations and Obligations in respect of the Titan Brazil Guaranty);
(f)    fifth, (i) to Cash Collateralization of LC Obligations, (ii) to all Loans and (iii) to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) and Obligations in respect of the Titan Brazil Guaranty, in each case solely with respect to clause (iii), up to the amount of Availability Reserves existing therefor;
(h)    sixth, to all other Secured Bank Product Obligations and all other Obligations in respect of the Titan Brazil Guaranty; and
(i)    last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of all preceding categories. If amounts are insufficient to satisfy a category, Obligations in the category shall be paid on a pro rata basis. Amounts distributed with respect to any Secured Bank Product Obligation shall be calculated using the methodology reported to Agent for such Obligation (but no greater than the maximum amount reported to Agent). Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement among them without the consent of any Borrower. This Section is not for the benefit of or enforceable by any Borrower, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.
5.6.3.    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return such amount to Agent).
5.7.    Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Dominion Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.
5.8.    Account Stated. The Agent shall maintain in accordance with its usual and customary practices account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.9.    Taxes.
5.9.1.    Payments Free of Taxes. All payments by Borrowers of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Borrower or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.
5.9.2.    Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Borrower or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.
5.10.    Lender Tax Information.
5.10.1.    Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
5.10.2.    Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3.    Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.
5.11.    Nature and Extent of Each Borrower’s Liability.
5.11.1.    Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely obligated to Agent and Lenders for the prompt payment and performance of, all Obligations and all agreements of Borrowers under the Loan Documents. Each Borrower agrees that its obligations hereunder shall not be discharged until Full Payment of the Obligations, and such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement related thereto which any Borrower is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Borrower; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
5.11.2.    Waivers.    Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale completed in accordance with Applicable Law, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral (other than a private sale where Agent was the successful bidder, which shall be prima facie evidence of such fair market value of the Collateral), and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be (other than a private sale where Agent was the successful bidder, which shall be prima facie evidence of) the amount of the Obligations owing by the Borrowers under this Section 5.11.
5.11.3.    Extent of Liability; Contribution. Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
5.11.4.    Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request. Each Borrower shall receive substantial direct and indirect benefit from the consolidation of the credit facility of Borrowers. All of the Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis is conditioned on the foregoing agreement of the Borrowers to be jointly and severally liable therefor.
5.11.5.    Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Borrower, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.    CONDITIONS PRECEDENT
6.1.    Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Borrower shall be in compliance with all terms thereof.
(b)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)    Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.
(d)    Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Section 9 are true and correct; and (iii) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
(e)    Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that attached copies of such Borrower’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Borrower in writing.
(f)    Agent shall have received a written opinion of Schmiedeskamp, Robertson, Neu & Mitchell LLP in form and substance satisfactory to Agent.
(g)    Agent shall have received copies of the charter documents of each Borrower, certified by the Secretary of each such Borrower. Agent shall have received good standing certificates for each Borrower, issued by the Secretary of State or other appropriate official of such Borrower’s jurisdiction of organization and each jurisdiction where such Borrower’s conduct of business or ownership of Property necessitates qualification.
(h)    Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower (including without limitation the policy with respect to the Inventory associated with Heidtman Steel), together with endorsements naming Agent as loss payee on insurance covering the Collateral and additional insured, all in compliance with the Loan Documents and in form and substance satisfactory to Agent in its discretion.

(i)    No material adverse change in the financial condition of any Borrower or in the quality, quantity or value of any Collateral shall have occurred since February 29, 2012.
(j)    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.
(k)    Agent shall have received a Borrowing Base Certificate prepared as of September 30, 2012 in connection with the most recent field exam.
(l)     Borrowers shall have provided satisfactory evidence that no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s discretion (i) could reasonably be expected to result in a Material Adverse Effect; or (ii) could reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated hereby.
(m)    Agent shall have received a fully executed consent hereto from each Exiting Lender in form reasonably satisfactory to Agent.
(n)    Agent shall have received a fully executed termination letter with respect to each deposit account control agreement entered into in connection with the Original Credit Agreement from each Exiting Lender.
(o)    A duly executed reaffirmation of the existing subordination letter with respect to the Foreign Affiliate Loans.
6.2.    Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
(a)    A No Draw Period is not then in effect;
(b)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(c)    The representations and warranties of each Borrower in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
(d)    All conditions precedent in any other Loan Document shall be satisfied;

(e)    No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
(f)    With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
SECTION 7.    COLLATERAL
7.1.    Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Inventory;
(c)    all Deposit Accounts into which any proceeds of Accounts or Inventory are deposited (including all cash and other funds on deposit therein);
(d)     solely to the extent evidencing, governing, securing, arising out of, or otherwise related to Accounts and Inventory:
(i)     all Instruments, Chattel Paper, including electronic chattel paper, and other contracts;
(ii)    all guarantees, letters of credit, Letter-of-Credit Rights, Supporting Obligations, security and other credit enhancements;
(iii)     all claims and causes of action (including without limitation Commercial Tort Claims);
(iv)    all Documents;
(v)    all General Intangibles (other than Intellectual Property);
(vi)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(vii)    all indebtedness owed to the Borrowers or any of their Subsidiaries that arises from advances from the Lenders and any notes or other Instruments evidencing the same;
(e)    all substitutions, replacements, accessions, products or proceeds (including without limitation, insurance proceeds) arising out of or relating to the foregoing clauses (a)-(d); and
(f)    all books and records arising out or relating to the foregoing clauses (a)-(e).
7.2.    Lien on Deposit Accounts; Cash Collateral.
7.2.1.    Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request during a Dominion Trigger Period, all balances in any Deposit Account maintained by such Borrower, without inquiry into the authority or right of Agent to make such request.
7.2.2.    Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss, unless determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of Agent. Each Borrower hereby grants to Agent, as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect; provided, that during the term of this Agreement Cash Collateral received pursuant to Section 2.3.3 may only be applied to the payment of Obligations while a Default or Event of Default exists. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.
7.3.    [Intentionally Omitted].
7.4.    Other Collateral.
7.4.4.    Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim related to any Collateral (other than, as long as no Default or Event of Default exists, such a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent. For the avoidance of doubt, (a) so long as no Dominion Trigger Period is in effect, the Borrowers shall retain any proceeds received from the resolution of a Commercial Tort Claim and (b) Agent shall release any Lien granted in favor of Agent with respect to a Commercial Tort Claim upon receipt of evidence that such claim has been extinguished.

7.4.5.    Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Deposit Accounts, Chattel Paper, Documents, Instruments, or Letter-of-Credit Rights, in each case, relating to the Collateral, and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, the applicable Borrower shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
7.5.    No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Borrower relating to any Collateral.
7.6.    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request or upon the Accordion being exercised pursuant to Section 2.1.7, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement covering the Collateral of such Borrower, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
SECTION 8.    COLLATERAL ADMINISTRATION
8.1.    Borrowing Base Certificates. By the 15th day of the month following the end of each Fiscal Quarter Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the just ended Fiscal Quarter or, after an Event of Default, at such other times as Agent may request; provided, that, at any time Borrowings are outstanding, Agent may require, upon prior notice to Borrower Agent, that Borrowers shall deliver to Agent by the 15th day of each month following the end of the prior month a Borrowing Base Certificate prepared as of the close of business for the month just ended; provided, further, that, during any Reporting Trigger Period, Borrowers shall deliver to Agent by the third Business Day of each week following the end of the prior week a Borrowing Base Certificate prepared as of the close of business for the week just ended. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer; provided that Agent may from time to time in its Permitted Discretion review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve; provided, further that, if Agent shall make any such adjustment to any such calculation Agent shall provide Borrower Agent with a statement setting forth the basis for such adjustment.

8.2.    Administration of Accounts.
8.2.1.    Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent, on each date that a Borrowing Base Certificate is due to be delivered pursuant to Section 8.1, sales, collection, and, if requested by Agent to the extent that there are any variances between the detailed aged trial balances and the Borrowers’ financial statements or general ledger, reconciliation reports in form satisfactory to Agent, and a detailed aged trial balance of all Accounts as of the end of the preceding month or Fiscal Quarter, as applicable, containing such information and documentation consistent with Borrowers’ past practices; provided, however, if a Reporting Trigger Period exists, such aged trial balance shall, to the extent it does not already do so, specify each Account’s Account Debtor name and address, amount, invoice date and due date, show any discount, allowance, credit, authorized return or dispute, and include such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.
8.2.2.    Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its discretion to the extent Borrowers have not done so or are not Properly Contesting such Tax, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
8.2.3.    Account Verification. Agent shall have the right at any time, (i) whether or not a Default or Event of Default exists, in the name of any Borrower or (ii) solely while a Default or Event of Default exists, in the name of Agent or any designee of Agent, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4.    Maintenance of Dominion Account. Each Borrower shall maintain each of its Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Each Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America then so long as Bank of America is a Lender hereunder, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.    Proceeds of Collateral. Each Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3.    Administration of Inventory.
8.3.1.    Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent on each date that a Borrowing Base Certificate is due to be delivered pursuant to Section 8.1, inventory reports and, if requested by Agent to the extent that there are any variances between the inventory reports and the Borrowers’ financial statements or general ledger, reconciliation reports in form satisfactory to Agent. Each Borrower shall conduct a physical inventory at least once per calendar year or, for any calendar year in which a Reporting Trigger Period has occurred, two times per calendar year (and, in any event, on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request in its Permitted Discretion. Agent may participate in and observe each physical count (Agent’s charges, costs and expenses reimbursed to the extent permitted pursuant to Section 10.1.1(b)).
8.3.2.    Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $15,000,000; and (d) any payment received by a Borrower for returned Inventory is used to purchase replacement Inventory for that Inventory returned or such payment is deposited in a Deposit Account.
8.3.3.    Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Borrowers shall use, store and maintain all Inventory, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations leased where any Collateral is located.
8.4.    [Intentionally Omitted].

8.5.    Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than a Deposit Account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more than $10,000 at any time) and, with the consent of Agent, will amend Schedule 8.5 to reflect same.
8.6.    General Provisions.
8.6.1.    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.6.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 10 Business Days prior written notice to Agent.
8.6.2.    Insurance of Collateral.
(a)    Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy related to Collateral shall be payable to Borrower Agent, subject to clause (b) below and Section 5.3(c). From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as Lenders’ loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, and, subject to clause (b) below and Section 5.3(c), the proceeds will be delivered to Borrower Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
(b)    After and for so long as a Dominion Trigger Period exists, any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) arising from or related to any Collateral shall be paid to Agent. Any such proceeds shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.

8.6.3.    Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
8.6.4.    Defense of Title. Each Borrower shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7.    Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, during an Event of Default, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:
(i) endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; (ii) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (iii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iv) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (v) collect, liquidate and receive balances in Deposit Accounts or investment accounts consisting of Collateral, and take control, in any manner, of proceeds of Collateral; (vi) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vii) receive, open and dispose of mail addressed to a Borrower (which Agent shall use commercially reasonable efforts to limit to mail relating to the Collateral), and notify postal authorities to deliver any such mail to an address designated by Agent; (viii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (ix) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (x) use information contained in any data processing, electronic or information systems relating to Collateral; (xi) make and adjust claims under insurance policies related to Collateral; (xii) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xiii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.
SECTION 9.    REPRESENTATIONS AND WARRANTIES
9.1.    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.    Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.2.    Power and Authority. Each Borrower is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Borrower, except those already obtained; (b) contravene the Organic Documents of any Borrower; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Borrower’s Property.
9.1.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Borrower party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.1.4.    Capital Structure. Schedule 9.1.4(a) shows, for each Borrower and, as of the Closing Date, each Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, the holders of its Equity Interests (except for in the case of Titan International), and agreements binding on such holders with respect to such Equity Interests. Each Borrower has good title to its Equity Interests in its Subsidiaries and all such Equity Interests are duly issued, fully paid and non-assessable. Except as provided in or as a result of Borrowers’ Stock Option Plans set forth on Schedule 9.1.4(b), there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.
9.1.5.    Title to Properties; Priority of Liens. Each Borrower has (i) (a) good and marketable title to (or valid leasehold interests in) all of its Real Estate and (b) good title to all of its Property (other than Collateral), except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) good title to all of its Collateral, including all Collateral reflected in any financial statements delivered to Agent or Lenders, in each case, i.e., (i) – (ii), free of Liens except Permitted Liens. Each Borrower has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Collateral, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.
9.1.6.    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Each Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
(a)    it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which is available to Agent on request;
(d)    it is not subject to any known offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(g)    to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened, in writing, or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
9.1.7.    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Borrowers and their Subsidiaries that have been and are hereafter delivered to Agent, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and their Subsidiaries at the dates and for the periods indicated, subject, in the case of such unaudited statements, to the absence of footnotes and to normal year end adjustments. All projections delivered from time to time to Agent have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Lenders acknowledge that such projections are subject to a number of risks and uncertainties which are beyond Borrowers’ control and that there is no assurance that such projections will, in fact, transpire. Since December 31, 2011, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.

9.1.8.    Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9.    Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.10.    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.11.    [Intentionally Omitted].
9.1.12.    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all Applicable Laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.13.    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, including Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Except which could reasonably be expected to have a Material Adverse Effect, (i) there have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law; (ii) no Inventory has been produced in violation of the FLSA; (iii) no Borrower or Subsidiary has received any Environmental Notice; and (iv) no Borrower or Subsidiary has any known contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
9.1.14.    [Intentionally Omitted].
9.1.15.    Burdensome Contracts. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15, as such schedule may be updated from time to time to add Restrictive Agreements entered into by a Borrower or a Subsidiary after the Closing Date; provided, that any such Restrictive Agreement shall be otherwise permitted to be entered into pursuant to the terms hereunder. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Borrower.

9.1.16.    Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, non-frivolous proceedings or investigations threatened, in writing, against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money. There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.
9.1.18.    ERISA. Except as disclosed on Schedule 9.1.18:
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b)    (i) No ERISA Event has occurred or is reasonably expected to occur; and (ii) no Borrower or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(c)    With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable GAAP; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.19.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.    Labor Relations. Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened, in writing, strikes, work stoppages or demands for collective bargaining that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.
9.1.21.    Payable Practices. Except as required by Applicable Laws or GAAP, no Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
9.1.22.    Not a Regulated Entity. No Borrower is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.23.    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
9.1.24.    Subordinated Debt; 2009 Convertible Notes
. The subordination provisions of the Subordinated Debt and the 2009 Note Indenture are enforceable against the holders of the Subordinated Debt and the 2009 Convertible Notes, as applicable, by Agent and the Lenders.
9.2.    Complete Disclosure. No Loan Document contains any untrue statement of a material fact relating to a Borrower, nor fails to disclose any material fact relating to a Borrower necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Borrower has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1.    Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Borrower shall:
10.1.1.    Inspections; Appraisals.
(a)    Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Collateral of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants, and, after and for as long as an Event of Default continues, Borrowers authorize such independent accountants to discuss such financial matters with the Agent or any authorized representative thereof, such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.
(b)    Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Borrower’s books and records or any other financial or Collateral matters as Agent deems appropriate and (ii) appraisals of Inventory, in each case, up to one time per calendar year or, for any calendar year in which a Reporting Trigger Period has occurred, two times per calendar year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.
10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent, except with respect to such information that is available to the public by disclosures required by the SEC:
(a)    as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Borrowers and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
(b)    as soon as available, and in any event within 30 days after the end of each month (but within 45 days after any month that coincides with the end of a Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year‑end adjustments and the absence of footnotes;

(c)    promptly following receipt, copies of any notices (including any notices of default or acceleration) received from any holder or trustee of, under or with respect to the 2009 Convertible Notes, the 2010 Notes, any Subordinated Debt with an original principal amount greater than $30,000,000, or any other Material Contract of a Borrower or a Domestic Subsidiary of a Borrower;
(d)    if not otherwise prohibited by Applicable Law, concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;
(e)    not later than 45 days after the commencement of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year prepared in a manner consistent with past practices;
(f)    at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Person; and
(i)    such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Borrower’s financial condition or business, including, without limitation, copies of any annual report to be filed in connection with each Plan or Foreign Plan.
10.1.3.    Notices. Notify Agent in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects a Borrower: (a) the commencement or written threat of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened, in writing, labor dispute, strike or walkout, or the expiration (absent renewal or extension) of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $10,000,000 or, while a Restriction Trigger Period exists, $2,500,000; (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (g) receipt of any material Environmental Notice; (h) the occurrence of any material ERISA Event; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (j) any opening of a new office or place of business, within 10 days after such opening; or (k) any cancellation or material change in any insurance maintained by any Borrower to the extent related to any Collateral.

10.1.4.    Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future written agreements, between a Borrower and any landlord, warehouseman, processor, shipper, bailee or other Person that, individually or collectively, owns any premises at which any Collateral in excess of $5,000,000 in the aggregate may be kept or that otherwise may possess or handle any Collateral.
10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.
10.1.6.    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7.    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance.
10.1.8.    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) of Borrowers in full force and effect; promptly notify Agent of any proposed material modification to any such License, or entry into any new License, in each case no more than 30 days after its effective date; and pay all Royalties when due, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect; and notify Agent of any material default or breach asserted by any Person to have occurred under any License.
10.1.9.    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Domestic Subsidiary (pursuant to a Permitted Acquisition or otherwise) and, at the election of Borrower Agent, cause such Domestic Subsidiary to be joined as a Borrower hereto by executing and delivering such documents, instruments and agreements (including without limitation a joinder to this Agreement and, to the extent applicable, any Security Documents) and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all Collateral of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate (it being understood and agreed that if the Borrowers desire to add the Property of any Domestic Subsidiary to the Borrowing Base hereunder, then such Domestic Subsidiary shall first be joined to this Agreement pursuant to the terms hereto). Notwithstanding the foregoing, this Section 10.1.9 shall apply to Foreign Subsidiaries of the Borrowers if the Accordion has been exercised providing such Foreign Subsidiaries access to Euro borrowings.

10.2.    Negative Covenants. As long as any Commitments or Obligations are outstanding, no Borrower shall:
10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Subordinated Debt;
(c)    Permitted Purchase Money Debt;
(d)    Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date, set forth on Schedule 10.2.1 and not satisfied with proceeds of the initial Loans;
(e)    Debt with respect to Bank Products incurred in the ordinary course of business;
(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition;
(g)    Permitted Contingent Obligations;
(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(i)     the 2009 Convertible Notes;
(j)    the 2010 Notes;
(k)    Debt of Titan International to any Domestic Subsidiary or Debt of any Domestic Subsidiary to Titan International or another Domestic Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Agent; provided that the obligations under such demand note shall be subordinated to the Obligations of the Borrowers hereunder in a manner reasonably satisfactory to Agent;
(l)    Employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under Applicable Law;
(m)    Debt in respect of Taxes, assessments, governmental charges or levies and claims for labor, materials, and supplies to the extent payment thereof shall not at the time be required by Section 10.1.5;
(n)    Debt incurred pursuant to the Titan Brazil Guaranty; and

(o)    Debt incurred in respect of Property not constituting Collateral that (i) is on terms reasonably satisfactory to, and approved by, Required Lenders (such approval not to be unreasonably withheld), (ii) is secured by a Lien thereon permitted by Section 10.2.2(l) and (iii) is subject to a collateral access agreement in form and substance reasonably satisfactory to Agent; provided, that no Default or Event of Default exists on and as of the date such Debt is incurred or shall arise as a result of the incurrence of such Debt.
(p)    Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien (other than a Lien permitted by Section 10.2.2(l)) and does not exceed $50,000,000 in the aggregate at any time.
10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
(a)    Liens in favor of Agent;
(b)    Purchase Money Liens securing Permitted Purchase Money Debt;
(c)    Liens for Taxes not yet due or being Properly Contested;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;
(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(g)    Liens arising by virtue of a judgment or judicial order against any Borrower, or any Property of a Borrower, as long as such Liens are (i) (x) in existence for less than 45 consecutive days or being Properly Contested and (y) at all times junior to Agent’s Liens; (ii) not Liens which attach to the Collateral or (iii) an encumbrance against Collateral with a Value of less than $10,000,000 in the aggregate;
(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
(j)    existing Liens shown on Schedule 10.2.2;

(k)    the replacement, extension or renewal of any Lien permitted by clause (j) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);
(l)    Liens on any Real Estate, fixtures, and/or Equipment pledged to secure Debt permitted by Sections 10.2.1(b), (j), (o) and (p) or any Refinancing Debt relating thereto; provided that, any Debt secured by a Lien permitted by this clause (l) shall be subject to a collateral access agreement in form and substance reasonably satisfactory to Agent; and
(m)     Liens existing on Property at the time of its acquisition by a Borrower pursuant to a Permitted Acquisition, so long as such Liens are not created in contemplation of such Acquisition.
10.2.3.     [Intentionally Omitted].
10.2.4.    Distributions; Upstream Payments. At any time a Restriction Trigger Period is in effect or would result therefrom, (a) declare or make any Distributions, except Upstream Payments; provided, however, so long as no Event of Default exists or would result therefrom, Distributions on the Common Stock shall not be completely limited, but rather, only limited to $5,000,000 in the aggregate per Fiscal Year, or (b) create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15. The Borrower Agent shall provide prompt written notice to Agent of any Distribution consummated by a Borrower (describing in reasonable detail such Distribution) other than with respect to Upstream Payments or Distributions on Common Stock permitted pursuant to clause (a) above.
10.2.5.    Restricted Investments. At any time a Restriction Trigger Period is in effect or would result therefrom, make any Restricted Investment. The Borrower Agent shall provide prompt written notice to Agent of any Restricted Investment consummated by a Borrower (describing in reasonable detail such Investment). For the avoidance of doubt, unless a Restriction Trigger Period exists or would result therefrom, subject to Section 10.2.9, there shall be no limitation on Investments (including any Acquisitions) by Borrowers.
10.2.6.    Disposition of Assets. At any time a Restriction Trigger Period is in effect or would result therefrom, make any Asset Disposition, except (a) a Permitted Asset Disposition or (b) a transfer of Property by a Subsidiary or Borrower to a Borrower; provided that, in the case of clause (b), if Collateral is transferred, then such transfer shall only be permitted if Agent maintains a first priority perfected security interest in the Collateral transferred. The Borrower Agent shall provide prompt written notice to Agent of any Asset Disposition consummated by a Borrower (describing in reasonable detail such Asset Disposition) other than with respect to Permitted Asset Dispositions. For the avoidance of doubt, unless a Restriction Trigger Period exists or would result therefrom, there shall be no limitation on Asset Dispositions by Borrowers.

10.2.7.    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists or would result therefrom, intercompany loans or advances from a Borrower to another Borrower; and (e) as long as a Restriction Trigger Period is not in effect or would result therefrom, intercompany loans or advances by a Borrower to a Subsidiary of a Borrower that is not a Borrower; provided, however, solely in the case of clause (e), during a Restriction Trigger Period and so long as no Event of Default exists or would result therefrom, additional intercompany loans or advances shall be permitted to the extent that such additional intercompany loans and advances do not exceed $5,000,000 in the aggregate per Fiscal Year. For the avoidance of doubt, clause (e) above shall not limit non-cash Availability neutral ledger entries by the Borrowers.
10.2.8.     Restrictions on Payment of Certain Debt; Management Fees. (a) Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (i) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (ii) Borrowed Money (other than the Obligations and as permitted in this Section 10.2.8) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); and (iii) of (A) the 2009 Convertible Notes, (B) the 2010 Notes or (C) any other Debt with an original outstanding principal amount in excess of $25,000,000 (other than a Debt secured by a Permitted Lien if the asset securing such Debt is sold in accordance with Section 10.2.6); provided that, Borrowers may (x) make regularly scheduled principal and interest payments, (y) so long as no Restriction Trigger Period exists or would result therefrom, make any voluntary redemption, prepayment, defeasance, repurchase or any other voluntary payment, and (z) prepay with any Refinancing Debt so long as each Refinancing Condition is satisfied, in each case, in respect of (A) the 2009 Convertible Notes so long as any such payment is in compliance with the subordination provisions set forth in Article 12 of the 2009 Note Indenture, (B) the 2010 Notes so long as any such payment is in compliance with the Intercreditor Agreement and (C) any other Debt with an original outstanding principal amount in excess of $25,000,000 so long as any such payment is in compliance with any Subordination Agreement, if any, governing such Debt, (b) at any time a Restriction Trigger Period is in effect or would result therefrom, purchase or redeem any of Titan International’s Common Stock. For the avoidance of doubt, unless a Restriction Trigger Period exists or would result therefrom, there shall be no limitation on purchases or redemptions of any of Titan International’s Common Stock.

10.2.9.     Fundamental Changes. (a) Change its name or conduct business under any fictitious name; (b) change its tax, charter or other organizational identification number; (c) change its form or state of organization; (d) liquidate, wind up its affairs or dissolve itself; or (e) merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary (other than a Borrower) with another wholly-owned Subsidiary or into a Borrower; or (ii) subject to compliance with Section 10.1.9, Permitted Acquisitions; provided, that, in each case, if such merger or consolidation involves a Borrower, the Borrower shall be the surviving entity.
10.2.10.     Subsidiaries. Form or acquire any Domestic Subsidiary (or, if the Accordion has been exercised, any applicable Foreign Subsidiary) after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Domestic Subsidiary to issue any additional Equity Interests except director’s qualifying shares.
10.2.11.     Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9 or in a manner which could not reasonably be expected to adversely affect the interests of the Lenders (as determined by Lenders in their Permitted Discretion).
10.2.12.     Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.
10.2.13.     Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
10.2.14.     Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.
10.2.15.     Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
10.2.16.     Conduct of Business; Issuance of Equity. (a) Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto or (b) issue any Equity Interests other than (i) any issuance of shares of Titan International’s Common Stock pursuant to (X) a stock split approved by Titan International’s board of directors or (Y) any employee or director option program, benefit plan or compensation program; (ii) any issuance by a Subsidiary to Titan International or another Subsidiary in accordance with Section 10.2.4; (iii) any issuance of shares of Titan International’s Common Stock in connection with an Acquisition permitted hereunder or (iv) any issuance of shares of Titan International’s Common Stock in connection with the conversion of any of the 2009 Convertible Notes or any refinancing thereof permitted hereunder, including any transaction premium or discount, so long as no Default or Event of Default would occur and be continuing after giving effect to such issuance of Common Stock.

10.2.17.     Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate. In addition, if any such transaction or series of related transactions involves payments in excess of $25,000,000 in the aggregate, the terms of these transactions if not previously disclosed in Schedule 10.2.17 must be disclosed in advance to Agent. No Borrower or any of its Domestic Subsidiaries shall enter into any lending or borrowing transaction with any employees of any such Person, except loans to their respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of $1,000,000 in the aggregate at any one time outstanding.
10.2.18.     Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date or in place after the Accordion is exercised, if at all, with respect to a Foreign Plan, so long as such Foreign Plan is in compliance with the provisions set forth herein.
10.2.19.     Amendments to Subordinated Debt or Indentures. Amend, supplement or otherwise modify the Indentures or any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations (i) not constituting “Senior Debt” or “Designated Senior Debt” under the 2009 Note Indenture, (ii) not constituting “Permitted Debt” under the 2010 Note Indenture or (iii) otherwise not being fully benefited by the subordination provisions of any Subordinated Debt.
10.2.20.    Unconditional Purchase Obligations
. Enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services, which is outside of the Ordinary Course of Business and inconsistent with past practices
10.2.21.    Cancellation of Debt
. Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arms-length basis and in the Ordinary Course of Business consistent with past practices and customary write downs and charge offs for bad debts consistent with past practices.
10.2.22.    Restricted Subsidiaries
. Neither Titan Luxembourg S.A.R.L., Titan Europe nor any of their respective Subsidiaries shall guaranty or directly or indirectly provide credit support for any Debt in excess of $25,000,000.00.
10.2.23.    Negative Pledge
. (a) Grant a Lien on any Property (excluding Equipment, Real Estate and fixtures, but including without limitation any Equity Interests in a Borrower) owned by any Borrower or, if the Accordion is exercised providing Foreign Subsidiaries access to Euro borrowings, any of their Foreign Subsidiaries, other than Permitted Liens and Liens consented to in writing by Agent, unless such Liens are subject to an intercreditor agreement in form and substance satisfactory to Agent, or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any Property (excluding Equipment, Real Estate and fixtures) owned by any Borrower or, if the Accordion is exercised, any of their Foreign Subsidiaries, in favor of Agent, whether now owned or hereafter acquired.
10.2.24.    Holdings Covenant
. Titan Investment Corporation shall not own any Collateral, incur any liabilities or grant any Liens (including any Lien on its ownership interests in any Borrower) or engage in any business activities other than (a) administrative activities solely related to its ownership of its Subsidiaries and (b) activities solely related to the facilitation of Upstream Payments or other Distributions, in each case, permitted by and in accordance with the terms herein; provided, however, that Titan Investment Corporation may engage in any of the restricted actions above (other than granting a Lien on its ownership interests in any Borrower) upon prior written notice thereof to Agent and satisfaction of the requirements set forth in Section 10.1.9.
SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1.    Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)    Any Borrower fails to pay (i) any principal on any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) any interest, fees or any other Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and, in the case of this clause (ii), such failure continues for three (3) Business Days;
(b)    Any representation, warranty or other written statement of a Borrower made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)    Any Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, or 10.2;

(d)    A Borrower breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Borrower has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Borrower;
(e)    a Borrower or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and the applicable Lenders);
(f)    Any breach or default of a Borrower occurs under any Hedging Agreement, or under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $5,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
(g)    Any judgment or order for the payment of money is entered against a Borrower in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Borrowers, $15,000,000, or, if a Restriction Trigger Period exists, $5,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
(h)    A loss, theft, damage or destruction occurs with respect to any Collateral if the amount of the loss, theft, damage or destruction not covered by insurance exceeds $15,000,000, or, if a Restriction Trigger Period exists, $5,000,000;
(i)    A Borrower is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; a Borrower suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of a Borrower’s business for a material period of time; any material Collateral or Property of a Borrower is taken or impaired through condemnation; a Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or a default which is not cured within any applicable cure period in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Borrower with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect;
(j)    An Insolvency Proceeding is commenced by a Borrower; a Borrower makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Borrower; or an Insolvency Proceeding is commenced against a Borrower and: the Borrower consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Borrower, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)    An ERISA Event occurs that has resulted or could reasonably be expected to result in liability of a Borrower in an aggregate amount in excess of $15,000,000, or, if a Restriction Trigger Period exists, $5,000,000; a Borrower or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l)    A Borrower or any of its Senior Officers pleads guilty or is convicted for (i) a felony committed in the conduct of the Borrower’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that in either case, i.e. (i) or (ii), leads to forfeiture of any material Collateral;
(m)    Any subordination provision in the 2009 Note Indenture or in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Borrower or any other Person (including any holder of the 2009 Convertible Notes or the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
(n)    A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.
11.2.    Remedies upon Default. If an Event of Default (taking into account any applicable cure period) described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;
(b)    terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
(c)    require Borrowers to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Borrowers fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)    exercise any other rights or remedies afforded under any Loan Document, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof (subject to Section 11.3(b)), at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property (such sale only permitted to the extent such Intellectual Property is part of or related to Collateral) shall be commercially reasonable. Agent may conduct sales on any Borrower’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
11.3.    License; Right to Use.
(a)    Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
(b)    Notwithstanding anything to the contrary contained herein, for the purpose of enabling Agent to exercise rights and remedies with respect to the Collateral under this Agreement at such time as Agent shall be lawfully entitled to exercise such rights and remedies, Agent shall have the right to utilize, at no cost or expense to Agent (other than as set forth below), any Property of the Borrowers, including without limitation any of the Borrowers’ plant and Equipment, solely to the extent necessary or appropriate in order to sell, lease or otherwise dispose of any of the Collateral (notwithstanding the foregoing, Borrowers’ Obligations shall be reduced by (and to the extent not satisfied, Agent shall reimburse to Borrowers an amount equal to) any reasonable costs to repair any physical damage (wear and tear excepted) caused by Agent to such plant and Equipment of Borrowers during such utilization period, solely to the extent such damage is determined to result from the negligence or willful misconduct of Agent).
11.4.    Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Borrower against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document although such Obligations are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5.    Remedies Cumulative; No Waiver.
11.5.6.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.7.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by a Borrower under any Loan Documents in a manner other than that specified therein.
SECTION 12.    AGENT
12.1.    Appointment, Authority and Duties of Agent.
12.1.1.    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The duties of Agent are ministerial and administrative in nature only, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent, in its Permitted Discretion, shall be authorized to determine whether any Account or Inventory meets the criteria for an Eligible Account or Eligible Inventory in accordance with the definitions thereof set out in Section 1 hereof; whether to impose or release any reserve; or whether any of the conditions to funding or to issuance of a Letter of Credit set out herein have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party for any error in judgment.

12.1.2.    Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
12.1.3.    Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
12.2.    Agreements Regarding Collateral and Borrower Materials.
12.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.    Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
12.2.3.    Reports. Agent shall promptly forward to Lenders, when received from Borrowers and when complete, any field audit, examination or appraisal report prepared for Agent with respect to any Borrower or Collateral (collectively “Reports”) and any financial statements, notifications or reports required under Section 10.1.2. Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
12.3.    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
12.4.    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other dispositions of Collateral, or to assert any rights relating to any Collateral.

12.5.    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without Agent’s prior consent.
12.6.    Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY BORROWERS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.
12.7.    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Borrower, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Borrower. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Borrower or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Borrower of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.    Successor Agent and Co-Agents.
12.8.1.    Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it, which shall be a Lender unless no Lender accepts the role. Upon acceptance by a successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Borrower.
12.8.2.    Co-Collateral Agent. If necessary or appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If the agent so appointed shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
12.9.    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Borrower and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Borrowers. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Borrower, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Borrower or any credit or other information concerning the affairs, financial condition, business or Properties of any Borrower (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10.    Remittance of Payments and Collections.
12.10.1.    Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.
12.10.2.    Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
12.10.3.    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from a Borrower and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to a Borrower or other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
12.11.    Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Borrowers and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Borrowers, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.    Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger,” “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
12.13.    Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Borrowers, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
12.14.    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2.    Participations.
13.2.1.    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents; provided that, so long as no Event of Default exists at the time of such sale, such Participant must be either (i) an Eligible Assignee pursuant to clause (a) in the definition thereof or (ii) approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed). Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower or substantially all Collateral.
13.2.3.    Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
13.3.    Assignments.
13.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
13.3.2.    Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
13.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
13.3.4.    Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each lender recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.
13.4.    Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) requests compensation or payment of additional amounts from any Borrower under either Section 3.7 or 3.9, (c) fails to increase its Commitment, following request thereto by Borrower Agent as permitted pursuant to the terms of Section 2.1.7 or (d) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice; provided, that, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Agent or Borrower Agent to require such assignment and delegation cease to apply. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment; provided, that notwithstanding the foregoing sentence, Borrowers shall not be required to reimburse any departing Lender for any compensation or payment of additional amounts incurred pursuant to Section 3.7 or 3.9 to the extent such compensation or amounts resulted from a Change of Law (solely for purposes hereof, “Change of Law” shall be a Change of Law as defined in clause (c) of the definition thereof, without having the force of law) and either (x) such Lender did not give prior written notice to Borrower Agent of the implementation of such Change in Law resulting in such compensation or amounts or (y) Borrowers shall have removed such Lender pursuant to the terms of this Section 13.4 prior to the implementation of such Change in Law following the delivery of written notice by such Lender to Borrower Agent thereof pursuant to the terms of Section 3.3; provided, further, that following delivery to Borrower Agent of such notice, the Borrowers shall be required to reimburse Lenders for any such compensation or amounts incurred from the period of implementation of such Change in Law until the date of any such permitted assignment pursuant to this Section 13.4.
SECTION 14.    MISCELLANEOUS

14.1.    Consents, Amendments and Waivers.
14.1.1.    Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders (or by Agent with the consent of Required Lenders) and each Borrower party to such Loan Document; provided, however, that
(a)    without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)    without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);
(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) increase any advance rate or decrease the Availability Block; (v) release all or substantially all Collateral; or (vi) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Borrower from liability for any Obligations; and
(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.2.
14.1.2.    Limitations. The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
14.1.3.    Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.    Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY BORROWER OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
14.3.    Notices and Communications.
14.3.1.    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent (such required person’s name being set forth in the address below Agent’s signature hereon or such other name from time to time provided to Borrower Agent in writing). Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.
14.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4 and 14.8. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. Lenders acknowledge that Borrower Materials may include material non-public information of Borrowers and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Borrower’s securities. No Agent Indemnitee shall have any liability to Borrowers, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.
14.3.4.    Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.
14.4.    Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of any Borrower under any Loan Documents or otherwise lawfully requested by Agent or applicable Lenders to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5.    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8.    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
14.9.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
14.10.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement.
14.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent,

Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
14.12.    Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Borrower or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.
14.13.    Certifications Regarding Indentures. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Indentures, including without limitation Section 4.09 of the 2010 Note Indenture. Borrowers further certify that the Commitments and Obligations constitute “Senior Debt” and “Designated Senior Debt” under the 2009 Note Indenture and “Permitted Debt” under the 2010 Note Indenture. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence reasonably satisfactory to Agent that the Commitments and Obligations continue to constitute “Senior Debt”, “Designated Senior Debt” and “Permitted Debt”, as applicable, at such time.
14.14.    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.    Consent to Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER ILLINOIS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Borrower in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
14.16.    Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
14.17.    Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

14.18.    Amendment and Restatement. On the Closing Date, the Original Credit Agreement and the Original Guaranty and Collateral Agreement shall be amended, restated and superseded hereby in their entirety. The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant to Section 2.1.2 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Original Credit Agreement) under the Original Credit Agreement as in effect prior to the Closing Date; (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens on the Collateral (as defined herein) and as granted under the Collateral Documents (as defined in the Original Credit Agreement) securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement) and are hereby fully ratified and affirmed; provided, that the Property of the Borrowers’ securing such Liens is amended and restated pursuant to the terms of this Agreement; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Original Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement. Without limitation of the foregoing, it is understood and agreed that the Borrowers’ security obligations under the Original Guaranty and Collateral Agreement are evidenced by this Agreement.
14.19.    Consent and Affirmation. (a)    To the extent that any Continuing Lender (such Continuing Lender, an “Assigning Lender”) assigned any Existing Revolving Commitments or Existing Revolving Loans (such interests, the “Assigned Interests”) to any other Lender in connection with the transactions contemplated hereby, such Assigning Lender (i) represents and warrants that it is legally authorized to transfer such Assigned Interests and (ii) confirms that it has not created any adverse claim upon any Assigned Interests and that such Assigned Interests are free and clear of any such adverse claim.
(b)     Each Continuing Lender hereby consents to the release of Titan Investment Corporation from its obligations under the Original Guaranty and Collateral Agreement and agrees that Titan Investment Corporation shall be released as a guarantor under the Original Guaranty and Collateral Agreement as of the Closing Date.
[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS: TITAN INTERNATIONAL, INC. By: /s/ TITAN INTERNATIONAL, INC. Name: Title: Address: 2701 Spruce Street Quincy, Illinois 62301 Attn: Cheri T. Holley Telecopy: 217-228-3040
TITAN WHEEL CORPORATION OF ILLINOIS By: /s/ TITAN WHEEL CORPORATION OF ILLINOIS Name: Title:
TITAN TIRE CORPORATION By: /s/ TITAN TIRE CORPORATION Name: Title:
TITAN TIRE CORPORATION OF FREEPORT By: /s/ TITAN TIRE CORPORATION OF FREEPORT Name: Title:
TITAN TIRE CORPORATION OF BRYAN By: /s/ TITAN TIRE CORPORATION OF BRYAN Name: Title:

[Signature Page to Credit Agreement]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:    /s/ BANK OF AMERICA, N.A.,
Title:
Address:
   Bank of America, N.A.
   135 South LaSalle Street, Suite 925
   Chicago, Illinois 60603
   Attn: John D. Whetstone
   Telecopy: 312-904-7190

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender By: /s/ WELLS FARGO BANK, NATIONAL ASSOCIATION Title: Address: Attn: Telecopy:

[Signature Page to Credit Agreement]

BMO HARRIS BANK N.A., as Lender By: /s/ BMO HARRIS BANK N.A., Title: Address: Attn: Telecopy:

[Signature Page to Credit Agreement]

EXHIBIT A
to
Second Amended and Restated Credit and Security Agreement

ASSIGNMENT AND ACCEPTANCE
Reference is made to the Second Amended and Restated Credit and Security Agreement dated as of December 21, 2012, as amended (“Credit Agreement”), among TITAN INTERNATIONAL, INC., an Illinois corporation, TITAN WHEEL CORPORATION OF ILLINOIS, an Illinois corporation, TITAN TIRE CORPORATION, an Illinois corporation, TITAN TIRE CORPORATION OF FREEPORT, an Illinois corporation, TITAN TIRE CORPORATION OF BRYAN, an Ohio corporation (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Credit Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Credit Agreement.
______________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:
1.    Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor's outstanding Revolver Loans and $___________ of Assignor's participations in LC Obligations and (b) the amount of $__________ of Assignor's Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts accrue on or after the Effective Date.
2.    Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $__________ and the outstanding balance of its Revolver Loans and participations in LC Obligations is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

1

3.    Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Credit Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.
4.    This Agreement shall be governed by the laws of the State of Illinois. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
5.    Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
__________________________
__________________________
__________________________

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
__________________________
__________________________
__________________________
__________________________
Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________

2

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________

3

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.
_____________________________________
(“Assignee”)

By___________________________________
Title:
_____________________________________
(“Assignor”)

By___________________________________
Title:

4

EXHIBIT B
to
Second Amended and Restated Credit and Security Agreement

ASSIGNMENT NOTICE
Reference is made to (1) the Second Amended and Restated Credit and Security Agreement dated as of December 21, 2012, as amended (“Credit Agreement”), among TITAN INTERNATIONAL, INC., an Illinois corporation, TITAN WHEEL CORPORATION OF ILLINOIS, an Illinois corporation, TITAN TIRE CORPORATION, an Illinois corporation, TITAN TIRE CORPORATION OF FREEPORT, an Illinois corporation, TITAN TIRE CORPORATION OF BRYAN, an Ohio corporation (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Credit Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Credit Agreement.
Assignor hereby notifies Borrowers and Agent of Assignor's intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor's outstanding Revolver Loans and $___________ of Assignor's participations in LC Obligations and (b) the amount of $__________ of Assignor's Revolver Commitment (which represents ____% of the total Revolver Commitments), (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor's obligations under the Credit Agreement to the extent of the Assigned Interest, as of the Effective Date.
For purposes of the Credit Agreement, Agent shall deem Assignor's Revolver Commitment to be reduced by $_________, and Assignee's Revolver Commitment to be increased by $_________.
The address of Assignee to which notices and information are to be sent under the terms of the Credit Agreement is:
________________________
________________________
________________________
________________________

5

The address of Assignee to which payments are to be sent under the terms of the Credit Agreement is shown in the Assignment and Acceptance.
This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Credit Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.
IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.
_____________________________________
(“Assignee”)

By___________________________________
Title:
_____________________________________
(“Assignor”)

By___________________________________
Title:
ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:
BORROWER AGENT:*
TITAN INTERNATIONAL, INC.

By_______________________________
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.
BANK OF AMERICA, N.A.,
as Agent

By_______________________________
Title:

6

SCHEDULE 1.1
to
Second Amended and Restated Credit and Security Agreement

COMMITMENTS OF LENDERS

Lender	Total Revolver Commitments
Bank of America, N.A.	$60,000,000
Wells Fargo Bank, National Association	$60,000,000
BMO Harris Bank N.A.	$30,000,000

TOTAL	$150,000,000

SCHEDULE 8.5
to
Loan and Security Agreement

DEPOSIT ACCOUNTS

Depository Bank	Type of Account	Account Number

**
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.

SCHEDULE 8.6.1
to
Loan and Security Agreement

BUSINESS LOCATIONS

1.	Borrowers currently have the following business locations, and no others:
Chief Executive Office:
2701 Spruce Street, Quincy, IL 62301
Owned by Titan Wheel Corporation of Illinois

Other Locations:
3769 Route 20 East, Freeport, IL 61032
Owned by Titan Tire Corporation of Freeport

927 South Union Street, Bryan, OH 43506
Owned by Titan Tire Corporation of Bryan

2345 East Market Street, Des Moines, IA 50317
Owned by Titan Tire Corporation

2.	In the five years preceding the Closing Date, Borrowers have had no office or place of business located in any county other than as set forth above, except: NONE

3.	The following bailees, warehouseman, similar parties and consignees hold inventory of a Borrower or Subsidiary:

BORROWERS	COLLATERAL ($000)	LESSOR OR CONSIGNEE
Titan Wheel Corporation of Illinois	$28,437 Inventory	Hagerty Steel & Aluminum Company 601 N Main Street, East Peoria, IL 61611
Titan Wheel Corporation of Illinois	Inventory	Heidtman Steel Products, Inc. 10 N. Gate Industrial Drive Granite City, IL 62040
Titan Tire Corporation	$1,386 Inventory	1385 Valentine Industrial Parkway Pendergrass, GA 30567
Titan Tire Corporation	$1,396 Inventory	3260 Goodyear Blvd, Union City, TN 38261
Titan Tire Corporation of Bryan	$1,086 Inventory	SWT Titan Mining Services Caribou Industrial Park Ft. McMurray, Alberta, Canada T9H 5N3
Titan Tire Corporation of Bryan	$975 Inventory	Steel City Tire 6049 S Jackson Ave Hammond, IN 46320
Titan Tire Corporation of Bryan	$254 Inventory	Hardwood Timber Yard South of Sedonkdi Road Takoradi, Ghana, West Africa
Titan Tire Corporation of Bryan	$243 Inventory	ArcelorMittal - Tube City D Street & Slab Hauler Burns Harbor, IN 46304
Titan Tire Corporation of Bryan	$155 Inventory	ArcerlorMittal 3001 Dickey Road East Chicago, IN 46312

SCHEDULE 9.1.4(a)
to
Loan and Security Agreement

9.1.4(a) NAMES AND CAPITAL STRUCTURE

1.    The corporate names, jurisdictions of incorporation, and authorized and issued Equity Interests of each Borrower and Subsidiary are as follows:

Titan International, Inc.
Outstanding Stock:
Publicly traded on the NYSE under symbol TWI

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    Titan Wheel Corporation of Illinois                100%
2.    Titan Wheel Corporation of Virginia                100%
3.    Titan Investment Corporation                    100%

Titan Wheel Corporation of Illinois
Outstanding Stock:
10,000 shares authorized - 1,000 shares issued to Titan International, Inc.

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    None                                N/A

Titan Wheel Corporation of Virginia
Outstanding Stock:
10,000 shares authorized - 1,000 shares issued to Titan International, Inc.

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    None                                N/A

Titan Investment Corporation
Outstanding Stock:
1,000,000 shares authorized - 1,000 shares issued to Titan International, Inc.

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    Titan Tire Corporation                    100%

Titan Tire Corporation
Outstanding Stock:
10,000,000 shares authorized - 10,000 shares issued to Titan Investment Corporation

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    Titan Tire Corporation of Freeport                100%
2.    Titan Tire Corporation of Bryan                100%

Titan Tire Corporation of Freeport
Outstanding Stock:
10,000 shares authorized - 1,000 shares issued to Titan Tire Corporation

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    None                                N/A

Titan Tire Corporation of Bryan
Outstanding Stock:
1,000 shares authorized - 100 shares issued to Titan Tire Corporation

Subsidiaries:

Name of Subsidiary                        % of Ownership

1.    None                                N/A

3.    All agreements binding on holders of Equity Interests of Borrowers with respect to such interests are as follows: NONE

9.1.4(b) PURCHASE OPTIONS, WARRANTS, CONVERTIBLE STOCK INTERESTS

1.    Stock options held by officers and/or directors of Titan International, Inc. per its Stock Option Plan.

2.    Conversion rights to common shares held by the holders of the 2009 Convertible Notes of which $112,900,000 are outstanding.

SCHEDULE 9.1.15
to
Loan and Security Agreement

BURDENSOME CONTRACTS
NONE

SCHEDULE 9.1.16
to
Loan and Security Agreement

LITIGATION
1.    Proceedings and investigations pending (or threatened) against Borrowers or Subsidiaries: (a) related to Loan Documents or the Loan transactions or (b) if adversely determined would have a Material Adverse Effect: NONE

SCHEDULE 9.1.18
to
Loan and Security Agreement

PENSION PLAN DISCLOSURES
NONE

SCHEDULE 9.1.20
to
Loan and Security Agreement

LABOR CONTRACTS
Borrowers and Subsidiaries are party to the following collective bargaining agreements, management agreements and consulting agreements:
NONE

SCHEDULE 10.2.1
to
Loan and Security Agreement

EXISTING DEBT/BORROWERD MONEY
None, that is not otherwise a Permitted Debt

SCHEDULE 10.2.2
to
Loan and Security Agreement

EXISTING LIENS
Lien on various printers and multifunction copies in favor of Ikon Office Solutions

SCHEDULE 10.2.17
to
Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS
Accounts Receivable Due from Affiliates
Amount                Due from
Titan Tire Corporation
$4,105,000                Titan Europe Plc subsidiaries
Titan Wheel Corporation of Illinois
222,000                Titan Europe Plc subsidiaries
Titan Wheel Corporation of Virginia
1,014,000                Titan Europe Plc subsidiaries
$5,341,000                Total accounts receivable due from affiliates